Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form 10 of our report dated January 31, 2008, with respect to the consolidated financial statements of Maxim TEP, Inc. as of and for the years ended December 31, 2006 and 2005.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
February 12, 2008